Exhibit 99.1

New Skies Reports Strong Second

Quarter 2005 Performance

Second quarter revenues up 16 percent to $59.7 million,

Adjusted EBITDA increased 31 percent to $38.6 million

HAMILTON, Bermuda, August 4, 2005 – New Skies Satellites Holdings Ltd. (“New Skies”) (NYSE: NSE), the global satellite communications company, today reported financial results for the three- and six-month periods ended June 30, 2005.  Revenues for the quarter were $59.7 million, up 16 percent over the same period in the prior year, net loss was $13.2 million and Adjusted EBITDA (A) was $38.6 million, up 31 percent over the same period in the prior year.

Commenting on the results, New Skies CEO, Dan Goldberg, said:

“New Skies had an exceptionally busy and productive second quarter.  With respect to our financial performance, I am pleased to report that we increased revenues 16 percent relative to the same period last year, primarily a reflection of the fact that we sold a significant amount of capacity over the last twelve months.  Indeed, the utilization of our state-of-the-art satellite fleet grew from 52 percent to 61 percent in that period.  In the last quarter we secured a number of important commercial opportunities for data and IP services in Central Asia, the Middle East, Africa and Asia; video services in Southeast Asia, the Indian subcontinent, and Latin America; and government services around the world.

Importantly, the combination of strong top line growth and meaningful cost savings from our continued efforts to enhance our operational efficiency resulted in a 31 percent increase in Adjusted EBITDA on a year-on-year basis.  Underscoring the largely fixed cost nature of our operations, Adjusted EBITDA margins grew from 57 percent to 65 percent in this period.  Notwithstanding the strong growth in revenue and Adjusted EBITDA, we had a net loss for the quarter of $13.2 million as a result of higher interest charges arising from the debt we put in place to finance the acquisition of New Skies Satellites N.V. by affiliates of The Blackstone Group as well as a one-time fee associated with our initial public offering.

In addition to our strong financial performance, I am pleased that we completed in May our initial public offering on the New York Stock

(A)      See definition of Adjusted EBITDA and the related reconciliations in Note 2 of “Notes to the consolidated quarterly financial information”.

Exchange.  The IPO allowed us both to broaden our shareholder base and further reduce our outstanding debt.  In this regard, the IPO proceeds, the cash returned to us from Boeing as a result of the renegotiation of the NSS-8 program, and our operating cash flows enabled us to reduce our debt by over $230 million – 31 percent of the total debt outstanding at the outset of the year – in the first six months of this year.  And in addition to our emphasis on deleveraging, the commencement last month of our quarterly dividend payments reflects our strong commitment to returning value to shareholders.

I am also pleased to inform you that in July we reached an agreement with SES Global S.A. affiliates relating to certain orbital slot coordination matters.  Under its terms, New Skies agreed not to bring an FSS satellite into use at the 125 degrees west longitude location in order to ensure that SES will be able to operate its own satellite at this location without interference.  In return, SES will make a total payment to New Skies of $9.5 million, which we expect to receive early this month.  This payment will be reflected in our third quarter results.

In sum, our strong year-to-date performance – including our increased capacity utilization rate and meaningful top line and margin growth – is a reflection of the dedication of the entire New Skies team to deliver the highest quality services possible, the customer community’s recognition of our powerful and flexible satellites, and our relentless pursuit of enhanced operating efficiency.  I am pleased with the progress we have made in the first six months of this year and our prospects going forward.”

Financial highlights:

For the three- and six- month periods ended June 30, 2005, New Skies achieved the following financial results:

•                  Revenues for the three months ended June 30, 2005 were $59.7 million, an increase of $8.4 million, or 16 percent, from $51.3 million in the same period in 2004. For the first six months of the year, revenues were $117.9 million, up $14.8 million, or 14 percent, compared to $103.1 million in 2004. These amounts exclude proceeds arising from the resolution of certain orbital slot coordination matters. The revenue growth was primarily due to an increase in the overall satellite fleet fill rate to 61 percent as of June 30, 2005 compared to 52 percent as of June 30, 2004.

•                  On-going operating expenses, comprised of Cost of Operations and Selling, General and Administrative costs, decreased by $2.1 million, or 9 percent, in the quarter primarily as a result of reductions in third party teleport and other operating expenditures.

For the six month period, our Cost of Operations and Selling, General and Administrative costs decreased by $5.5 million, or 11 percent, as compared to the same period in 2004. Reduction was driven by lower third party teleport costs, in-orbit insurance and overall operating expenditures.

•                  Stock-based compensation recorded in accordance with Statement of Financial Accounting Standards No. 123 was $9.6 million and $13.2 million for the three- and six-month periods ended June 30, 2005, respectively, compared to $0.7 and $1.4 million, respectively, in the same periods in 2004.

•                  Sponsor monitoring agreement fees for the quarter were $6.6 million and $6.9 million for the six-month period ended June 30, 2005. These amounts are inclusive of a $6.1 million charge in connection with the termination of the agreement upon completion of the Company’s Initial Public Offering.

•                  The gain on frequency coordination reflects a one-time payment from SES Global S.A. affiliates of $10.0 million in the first quarter 2005. In 2004, we received a one-time payment from Intelsat LLC of $32.0 million following the successful resolution of certain longstanding frequency coordination matters.

•                  Interest expense, net was $17.0 million and $35.9 million for the three- and six-month periods ended June 30, 2005, respectively, compared to $0.3 million and $0.6 million, respectively, in the same periods in 2004. The net increase was due to the addition of new debt in respect of the purchase of the assets and liabilities of New Skies Satellites N.V. by affiliates of The Blackstone Group. Also included are non-cash charges of $5.2 million and $8.6 million, for the three- and six-month periods ended June 30, 2005, respectively, related to the accelerated amortization of debt issuance costs associated with the early repayment of a portion of our term loan facility.

•                  Net loss for the second quarter of 2005 was $13.2 million compared to net income of $19.5 million in the same period in the prior year. For the six-month period net loss was $12.8 million compared to net income of $19.6 million in the same period in 2004.

•                  In the second quarter of 2005, Adjusted EBITDA was $38.6 million, compared to $29.4 million for the same period in the prior year, reflecting an increase of $9.2 million, or 31 percent. Adjusted EBITDA margin increased to 65 percent from 57 percent in the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2005 increased $17.5 million, or 30 percent, to $75.4 million, as compared to $57.9 million for the same period in 2004. The Adjusted EBITDA margin for the six-month period ended June 30, 2005 was 64 percent compared to 56 percent in the same period in 2004.

•                  Backlog at the end of the second quarter of 2005 was $555 million, approximately three times annual revenues, compared to $649 million in the same period last year and $558 million at the end of the first quarter of 2005.

•                  Total long-term debt as of June 30, 2005 was $513.6 million, reflecting a total paydown of $231.4 million for the first six months of the year, thus reducing long-term third party debt(B) to Adjusted EBITDA(C) from 6.2x as of December 31, 2004 to 3.7x as of June 30, 2005.

•                  During the quarter, the Company also declared a partial, quarterly cash dividend for the period from May 13, 2005 to June 30, 2005, in the amount of $0.252146 per share, with an intended level of $1.8525 per share for the first four full fiscal quarters following the Initial Public Offering.

Initial Public Offering

On May 10, 2005, New Skies completed the sale of 11.9 million newly issued ordinary shares, equivalent to 37 percent of the total currently issued and outstanding ordinary shares in an initial public share offering that generated gross proceeds of $196.4 million. The sale of an additional 1.8 million shares, consisting of shares used to cover over-allotments, was completed on May 27, 2005.

About New Skies Satellites (NYSE: NSE)

New Skies Satellites is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies Satellites Holdings Ltd. is headquartered in Hamilton, Bermuda, and has subsidiaries with offices in The Hague, Hong Kong, New Delhi, São Paulo, Singapore, Sydney and Washington, D.C.

(B)        Long-term third party debt includes borrowings under the senior secured credit facilities and fixed floating rate notes, amounting to $745.0 million and $513.6 million as of December 31, 2004 and June 30, 2005, respectively.

(C)        Adjusted EBITDA for the four-quarter period ended December 31, 2004 and June 30, 2005 was $120.5 million and $138.1 million, respectively.

Conference call:

CEO Dan Goldberg and CFO Andrew Browne will host a conference call today at 11:00 a.m. (EST). To listen in please dial +1 888 222 0364, passcode “New Skies.” International dial-in number is +1 334 323 6203.

The call will also be webcast live on the New Skies web site at: http://www.newskies.com/investors.htm.

The conference call will be available for replay, 24 hours a day for the subsequent 5 working days and will also be archived on New Skies’ website. The dial-in number for the replay is +1 888 365 0240 or +1 954 334 0342 for international callers.  Passcode: 670970.

For inquiries, please contact:

Boris Djordjevic

Investor Relations, New Skies Satellites

investor_relations@newskies.com

Melanie Dickie

Corporate Communications, New Skies Satellites

mdickie@newskies.com

Safe Harbor

Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 provide a “safe harbor” for forward-looking statements made by an issuer of publicly traded securities and persons acting on its behalf.  New Skies Satellites Holdings Ltd. has made certain forward-looking statements in this document in reliance on those safe harbors.  A forward-looking statement concerns the company’s or management’s intentions or expectations, or are predictions of future performance.  These statements are identified by words such as “intends”, “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should” and similar expressions.  By their nature, forward-looking statements are not a matter of historical fact and involve risks and uncertainties that could cause New Skies’ actual results to differ materially from those expressed or implied by the forward-looking statements for a number of reasons.  Factors which may affect the future performance of New Skies include: delays or problems in the construction or launch of future satellites; technical performance of in-orbit satellites and earth-based infrastructure; increased competition and changes in technology; growth of and access to the company’s target markets; legal and regulatory developments affecting the company’s business; and worldwide business and economic conditions, among other things.  These risks and other risks affecting New Skies’ business are described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including but not limited to New Skies’ Registration Statement on Form S-1 (File No. 333-122322). Copies of these filings may be obtained by contacting the SEC.  New Skies disclaims any obligation to update the forward-looking statements contained in this document.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Balance Sheets

June 30, 2005 and December 31, 2004 (unaudited)
(In thousands of U.S. Dollars, except share data)

	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$40,891	$37,974
Trade receivables	36,403	36,371
Prepaid expenses and other assets	10,033	10,591
Total Current Assets	87,327	84,936

Communications, plant and other property, net	683,774	895,906
Deferred tax asset	20,844	17,362
Restricted cash	30,000	—
Debt issuance costs	21,846	32,109
TOTAL	$843,791	$1,030,313

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$29,357	$28,381
Accrued interest	7,094	4,880
Dividends payable	8,524	—
Income taxes payable	19,782	20,480
Deferred tax liabilities	7,969	10,848
Deferred revenues and other liabilities	23,029	21,031
Satellite performance incentives	5,340	6,332
Total Current Liabilities	101,095	91,952

Deferred revenues and other liabilities	9,178	10,224
Satellite performance incentives	28,274	30,597
Preferred equity securities subject to mandatory redemption	—	164,327
Long-term debt	513,560	745,000
Total Liabilities	652,107	1,042,100

Shareholders’ Equity (Deficit)
Ordinary Shares(D) (57,142 shares authorized, par value $35.00; 43,312 shares issued as of December 31, 2004)	—	1,516
Preferred Shares (250,000,000 shares authorized, par value $0.01; none issued)	—	—
Ordinary Shares(D) (500,000,000 shares authorized, par value $0.01; 32,288,731 shares issued as of June 30, 2005)	323	—
Additional paid-in capital	296,602	—
Accumulated deficit	(105,651)	(13,973)
Accumulated other comprehensive income	410	670
Total Shareholders’ Equity (Deficit)	191,684	(11,787)
TOTAL	$843,791	$1,030,313

See notes to the consolidated quarterly financial information

(D)       At December 31, 2004, ordinary shares relate to New Skies Investment S.a.r.l.  As part of the reorganization that occurred on May 10, 2005, New Skies Satellites Holdings Ltd. indirectly acquired the shares of New Skies Investments S.a.r.l. and became the Group’s ultimate parent company.  At June 30, 2005, 32,288,731 shares were issued and outstanding.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Statements of Income

Three- and six-month periods ended June 30, 2005 and 2004 (unaudited)
(In thousands of U.S. Dollars, except per share data)

	Three-month periods ended June 30		Six-month periods ended June 30
	Successor(E) 2005	Predecessor(E) 2004	Successor(E) 2005	Predecessor(E) 2004
Revenues	$59,658	$51,253	$117,894	$103,108

Operating expenses:
Depreciation	23,775	25,775	47,278	51,643
Cost of operations	10,770	13,623	21,829	27,375
Selling, general and administrative	10,274	9,569	20,654	20,596
Stock-based compensation	9,635	736	13,169	1,396
Monitoring agreement fees	6,563	—	6,938	—
Transaction related expenses	—	2,846	—	2,846
Total Operating Expenses	61,017	52,549	109,868	103,856

Gain on frequency coordination	—	32,000	10,000	32,000

Operating Income (Loss)	(1,359)	30,704	18,026	31,252

Interest expense, net	17,038	258	35,886	588
Income (Loss) Before Income Tax Expense	(18,397)	30,446	(17,860)	30,664

Income tax expense (benefit)	(5,239)	10,961	(5,091)	11,039
Net Income (Loss)	$(13,158)	$19,485	$(12,769)	$19,625

Earnings (Loss) Per Share(3)
Basic	$(0.51)	$0.17	$(0.57)	$0.17
Diluted	$(0.51)	$0.16	$(0.57)	$0.16
Weighted Average Shares Outstanding(3)
Basic	26,030,937	118,034,480	22,281,079	117,856,339
Diluted	26,030,937	119,777,004	22,281,079	119,568,242

See notes to the consolidated quarterly financial information

(E)         New Skies Satellites Holdings Ltd. commenced trading on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders indirectly contributed 100 percent of the equity and preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd..  As New Skies Satellites Holdings Ltd. did not trade prior to the restructuring, the results for the quarter and the six-month period ended June 30, 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. for the periods thereafter (the “successor”).

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l did not trade.  Accordingly, the results for the quarter and the six-month period ended June 30, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

New Skies Satellites Holdings Ltd. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

Six-month periods ended June 30, 2005 and 2004

(In thousands of U.S. Dollars)

	Six-month periods ended June 30
	Successor 2005	Predecessor 2004
Cash flows from operating activities:
Net income (loss)	$(12,769)	$19,625

Adjustments for non-cash items:
Depreciation	47,278	51,643
Deferred taxes	(6,353)	775
Stock-based compensation expense	7,739	1,396
Interest on preferred equity securities	4,379	—
Amortization of debt issuance costs	10,777	321

Changes in operating assets and liabilities:
Trade receivables	(61)	(1,573)
Prepaid expenses and other assets	673	2,297
Accounts payable and accrued liabilities	1,067	5,428
Accrued interest	2,214	—
Income taxes payable	(682)	9,846
Other liabilities	974	453
Net Cash Provided By Operating Activities	55,236	90,211

Cash flows from investing activities:
Payments for communication, plant and other property	(3,562)	(3,859)
Reimbursement of NSS-8 construction costs	168,000	—
Increase in restricted cash	(30,000)	—
Net Cash Provided by (Used In) Investing Activities	134,438	(3,859)

Cash flows from financing activities:
Repayment of long-term debt	(231,440)	—
Proceeds from Initial Public Offering, net of expenses	202,313
Repayment of preferred equity securities	(83,361)	—
Dividends paid	(70,385)	(3,985)
Stock options exercised	—	741
Satellite performance incentives and other	(3,829)	(3,159)
Net Cash Used In Financing Activities	(186,702)	(6,403)

Effect of exchange rate differences	(55)	(285)

Net change in cash and cash equivalents	2,917	79,664
Cash and cash equivalents, beginning of year	37,974	23,253
Cash and cash equivalents, end of period	$40,891	$102,917

Cash payments for interest (net of amounts capitalized) were $18.2 million and nil for the six-month periods ended June 30, 2005 and 2004.  Income taxes paid amounted to $1.4 million and $1.1 million for the six-month periods ended June 30, 2005 and 2004, respectively.

See notes to the consolidated quarterly financial information.

New Skies Satellites Holdings Ltd. and Subsidiaries

Notes to the consolidated quarterly financial information

(in thousands of U.S. dollars)

Three- and six-month periods ended June 30, 2005 and 2004 (unaudited)

(1)         Basis of presentation

New Skies Satellites Holdings Ltd. commenced trading on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders contributed 100 percent of the equity and preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd.  As New Skies Satellites Holdings Ltd. did not trade prior to the restructuring, the results for the quarter and the six-month period ended June 30, 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. for the periods thereafter (the “successor”).

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l did not trade.  Accordingly, the results for the quarter and the six-month period ended June 30, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

(2)         Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (i.e. earnings before interest, taxes, depreciation and amortization), further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  We use Adjusted EBITDA to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  For instance, both the indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA.  Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.  Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows provided by operating activities, as determined in accordance with accounting principles generally accepted in the U.S. Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures reported by other companies.  The following table sets forth the reconciliation of net cash provided by operating activities and net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated.

Reconciliation of Net Income (Loss) to EBITDA

	Three-month periods ended June 30,		Six-month periods ended June 30,
	2005	2004	2005	2004

Net income (loss)	$(13,158)	$19,485	$(12,769)	$19,625
Income tax expense (benefit)	(5,239)	10,961	(5,091)	11,039
Interest expense, net	17,038	258	35,886	588
Depreciation	23,775	25,775	47,278	51,643
EBITDA	$22,416	$56,479	$65,304	$82,895

Reconciliation of EBITDA to Adjusted EBITDA

	Three-month periods ended June 30,		Six-month periods ended June 30,
	2005	2004	2005	2004

EBITDA	$22,416	$56,479	$65,304	$82,895
Gain arising on frequency coordination(a)	—	(32,000)	(10,000)	(32,000)
Transaction related expenses(b)	—	2,846	—	2,846
Unused satellite capacity leased from third party(c)	—	1,347	—	2,715
Costs related to stock-based compensation (d)	9,635	736	13,169	1,396
Monitoring fee paid to Blackstone Management Partners IV L.L.C.(e)	6,563	—	6,938	—
Adjusted EBITDA	$38,614	$29,408	$75,411	$57,852

(a)               Reflects a one-time payment from Intelsat LLC of $32.0 million in 2004 and a one-time payment from SES Global affiliates of $10.0 million in 2005 following the successful resolution of certain longstanding frequency coordination matters.

(b)              Represents non-recurring costs incurred in connection with the purchase of assets and liabilities of New Skies Satellites N.V.

(c)               Reflects costs related to unused capacity on leased transponders, with the underlying contract terminated in November 2004.

(d)              Stock-based compensation includes $5.4 million of cash payments made for bonuses and taxes due.

(e)               Reflects the monitoring fee paid to Blackstone Management Partners IV L.L.C., of which $6.1 million represents a payment for the termination of this agreement in connection with the Company’s Initial Public Offering.

Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss)

	Three-month periods ended June 30,		Six-month periods ended June 30,
	2005	2004	2005	2004

Net cash provided by operating activities	$18,096	$60,639	$55,236	$90,211
Depreciation	(23,775)	(25,775)	(47,278)	(51,643)
Deferred taxes	6,315	(529)	6,353	(775)
Stock-based compensation expense	(4,205)	(736)	(7,739)	(1,396)
Amortization of debt issuance costs	(6,284)	(160)	(10,777)	(321)
Change in operating assets and liabilities	(2,422)	(13,954)	(4,185)	(16,451)
Interest on preferred equity securities	(883)	—	(4,379)	—
Net Income (loss)	$(13,158)	$19,485	$(12,769)	$19,625

(3)         Earnings (Loss) per share

Basic net earnings (loss) per share is computed by dividing net income (loss) by the weighted average ordinary shares outstanding.  For the purpose of calculating the weighted average shares outstanding for the three- and six-month periods ended June 30, 2005, the effects of the internal restructuring immediately prior to the Initial Public Offering are deemed to have occurred at the beginning of the period, and reflect 18.5 million shares.

Diluted earnings (loss) per share reflects the potential dilution that could occur if potential dilutive securities, such as stock options, convertible securities and contracts that may be settled in cash or stock, were converted to shares as of the beginning of the period, if dilutive. For the purpose of calculating diluted loss per share in 2005, approximately 1.5 million potentially dilutive common shares relating to outstanding stock options have been excluded from the calculation of adjusted weighted average shares outstanding as their inclusion would have had an anti-dilutive effect due to the net loss in that period.